                                                                  EXECUTION COPY





                         ACQUISITION OF CERTAIN ASSETS

                                       OF

                            THE ZENTRONICS DIVISION

                                       OF

                     WESTBURNE INDUSTRIAL ENTERPRISES LTD.

                                       BY

                       PIONEER-STANDARD ELECTRONICS, INC.





                            ASSET PURCHASE AGREEMENT
                                 April 22, 1994

                            ASSET PURCHASE AGREEMENT
                            ------------------------


                 THIS ASSET PURCHASE AGREEMENT is entered into this 22nd day of

April, 1994, by and between Pioneer-Standard Electronics, Inc., an Ohio corporation ("Buyer") and Westburne Industrial Enterprises Ltd., a Canada

corporation ("Seller").

                                   RECITALS:
                                   ---------
                 WHEREAS, the parties desire that Seller sell to Buyer and that

Buyer purchase from Seller certain of the assets of Seller's Zentronics

Division upon the terms hereinafter set forth.

                 NOW THEREFORE, in consideration of and in reliance upon the representations, warranties and obligations contained in this Agreement and for other good and valuable consideration the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows.

                                   ARTICLE I
                                   ---------
                               PURCHASE OF ASSETS
                               ------------------
                 1.1  DEFINITION REFERENCE.  Certain capitalized terms are

defined in Section 9.1 hereof.

                 1.2  PURCHASED ASSETS.  Seller agrees to sell, transfer and assign to Buyer free and clear of all Liens (except Permitted Liens), and Buyer agrees to purchase from Seller all of Seller's right, title and interest in and to all of the assets of Seller's Zentronics Division (the "Division") existing as of the Closing (except for the Retained Assets, as hereinafter defined),

including but not limited to the following:

                          (a) the name "Zentronics" and all related trademarks and tradenames, if any, and all of the trade accounts receivables of the Division, including net debit balances from payees (the "Receivables"), which Receivables shall be identified on Schedule 1.2(a), and which Schedule shall be prepared in accordance with Sections 1.3, 3.3, and 3.4 hereof, shall indicate the gross book value of each such Receivable, and shall indicate customer or payee name, invoice or debit number, invoice or
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         debit amount, invoice or debit date, net balance due, and the location from which each Receivable was generated;

                          (b) all product lines and related inventory of the Division (the "Inventory"), which Inventory shall be identified on
         Schedule 1.2(b), and which Schedule shall be prepared in accordance with Sections 1.3, 3.3, and 3.4 hereof and shall indicate by part number the date of acquisition, quantity, net book value, one year usage (where applicable) and location of each such item of Inventory;

                          (c)  the fixed assets which shall be identified on
         Schedule 1.2(c) (the "Fixed Assets"), which Schedule shall be prepared in accordance with Sections 3.3 and 3.4 hereof and shall indicate the invoice cost, date of purchase, net book value, and present location of each such Fixed Asset;

                          (d) the rights of Seller under or pursuant to the authorized Inventory supplier agreements identified on Schedule 1.2(d) attached hereto (the "Vendor Agreements"), any such authorized Inventory supplier being hereinafter referred to as a ("Vendor");

                          (e) the rights of Seller under or pursuant to the operating leases identified on Schedule 1.2(e) attached hereto (the "Operating Leases");

                          (f) the rights of Seller under or pursuant to (i) those equipment leases identified by location on Schedule 1.2(f) attached hereto (the "Equipment Leases"), and (ii) those real property leases identified by location on Schedule 1.2(f) attached hereto (the "Real Property Leases");

                          (g) prepaid expenses and deposits, if any, made by Seller pertaining or relating to the Division's business, including but not limited to Operating Leases, Equipment Leases and Real Property Leases;

                          (h) the rights of Seller under or pursuant to all outstanding purchase and sales orders identified on Schedule 1.2(h) attached hereto (the "Open Orders") which relate to (i) products or Inventory which are to be purchased or sold in the ordinary course of business of the Division and are required to fill valid open customer orders or (ii) supplies which are useable by Buyer and are utilized in the ongoing sales operations;

                          (i) all of Seller's rights in and to any third-party manufacturer's warranties relating to any of the foregoing to the extent that such rights are assignable; and

                          (j) all operating data and other Books and Records pertaining exclusively to any of the foregoing.

The assets to be sold and purchased hereunder are sometimes hereinafter referred to collectively as the "Purchased Assets".





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                 1.3  BOOK VALUES.  As used herein:

                          (a) the gross book value of Receivables shall mean the face amount of such Receivables net of credits issued, partial payments received, and any valid deductions taken by the customer/payee;

                          (b) the net book value of Fixed Assets shall mean the invoice cost for such Fixed Assets, MINUS depreciation in accordance with Seller's policies, applied on a consistent basis; and

                          (c) the net book value of Inventory shall mean the Acquisition Cost (as hereinafter defined) of those Inventory items which:

                          (i)     consist of quantities not in excess of one
                 (1) year of Seller's historical usage (except (x) where Buyer has usage that would justify a higher quantity or (y) where such items were purchased within the six (6) month period prior to Closing from a new Vendor or (z) where such items are new items purchased from an existing Vendor within six (6) months prior to the Closing, all of which also satisfy (ii),
                 (iii) and (iv) below); and

                          (ii) are in current standard catalogs or parts listings of the Vendor and are Inventory rotatable; and

                          (iii) are from: (A) a current Seller Vendor or a current Buyer Vendor, OR (B) a non-Vendor but are covered by a noncancellable, nonreturnable purchase contract from a historical customer of Seller that is currently purchasing on an open account; and

                          (iv) are in an original Vendor package which is unopened.

         As used herein, "Acquisition Cost" means the lower of cost (at Seller's election, on a FIFO basis or average unit cost basis) or market, based on supplier invoice cost, plus the applicable tariffs, less applicable price protections. Computer Inventory items which do not meet the above criteria will be valued at zero and will be retained by Seller, and component Inventory items which do not meet the above criteria will be valued at zero and shall be part of the Inventory and Purchased Assets and shall be transferred to Buyer at no cost. Subject to its needs, Buyer agrees to use its best efforts to assist the Seller in selling Inventory that is retained by Seller pursuant to the previous sentence.

                 1.4  RETAINED ASSETS.  The Buyer is not purchasing cash,

receivables other than the Receivables, Inventory which is valued at zero pursuant to Section 1.3 (c) above (except for components), the name of Seller or, except for the




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business of the Division, any other business (as a going concern or otherwise)

of Seller (the "Retained Assets").

                                   ARTICLE II
                                   ----------
                           ASSUMPTION OF LIABILITIES
                           -------------------------
                 2.1  ASSUMED LIABILITIES.  Buyer agrees to assume the

following and only the following Liabilities (the "Assumed Liabilities") of

Seller existing as of the Closing:

                          (a) the accounts payable of Seller (the "Payables"), which Payables shall be identified on Schedule 2.1(a), which Schedule shall be prepared in accordance with Sections 3.3 and 3.4 hereof showing by Payee the invoice date, invoice amount, and net balance owing;

                          (b)  Liabilities of Seller under the Vendor
         Agreements, Operating Leases, Equipment Leases and Real Property Leases, but only to the extent accruing and relating solely to the period after the Closing;

                          (c)  Liabilities of Seller pertaining to the
         performance after the Closing of the Open Orders, but only to the extent accruing and relating solely to the period after the Closing;

                          (d) Liabilities of the Seller pertaining to the return of Inventory and related products, to the extent provided in
         Section 7.1;

                          (e) Liabilities related to any prepayments or deposits received by Seller as of the Closing Date which pertain to Inventory to be shipped or services to be performed after the Closing Date and which are listed on Schedule 4.10(a);

                          (f) all Liabilities for unused vacation pay earned prior to the Closing Date ("Accrued Vacation Pay") with respect to those employees who accept employment with Buyer, which amounts are set forth by employee on Schedule 2.1(f); and

                          (g) all Liabilities for accrued pay earned prior to the Closing Date by those employees who accept employment with Buyer, which amounts are set forth by employee in Schedule 2.1(g).

                 2.2  RETAINED LIABILITIES.  Notwithstanding anything in this

Agreement to the contrary, Buyer does not assume and will not become responsible for any Liability of Seller except the Assumed Liabilities.

Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Buyer shall not assume or become responsible for:



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                          (a)  all Liabilities of Seller to customers or third
         parties, whether arising before or after the Closing, with respect to shortages and defects in goods delivered to customers of the Division or in transit to customers prior to the Closing or placed in finished goods Inventory prior to the Closing and shipped to customers after the Closing, including, but not limited to, Liabilities for product warranty and product liability claims unless and to the extent that Buyer may be held responsible therefor on account of its own negligence or fault;

                          (b) all Liabilities of Seller to customers with respect to services performed by Seller prior to the Closing;

                          (c) all Liabilities of Seller arising out of or attributable to Seller's or its predecessors' operation or conduct of business or use or occupancy of any owned or Leased Real Property, including but not limited to any noncompliance with, or violation of, any Law, regulation or order, including but not limited to, environmental Laws, competition Laws, and consumer protection Laws;

                          (d) all Liabilities of Seller arising out of any Contract, other than those Liabilities constituting Assumed Liabilities;

                          (e) all Liabilities of Seller with respect to any pending, threatened or unasserted litigation, claims, demands, investigations or proceedings;

                          (f) except as expressly provided in Section 7.4 hereof, all Liabilities arising out of the employment relationship between Seller and any of its employees (and/or contract employees) or former employees existing at any time, including but not limited to wages and salaries, bonuses and commissions, retirement plan benefits, medical benefits, severance pay, insurance benefits or any other fringe benefit incurred or accrued prior to the Closing;

                          (g) all U.S. or Canadian federal, state, provincial, local or foreign taxes (and any penalties or interest thereon) based on sales, income or otherwise or tariffs or duties arising from Seller's conduct of the business of the Division prior to the Closing Date, it being understood that refunds paid to Buyer by taxing authorities for the same period shall be reimbursed forthwith to Seller; and

                          (h) all retirement and group insurance benefits available to employees of the Division, to the extent that they were earned prior to Closing.

                                  ARTICLE III
                                  -----------
                                 CONSIDERATION
                                 -------------
                 3.1  AGGREGATE CONSIDERATION.  In consideration for the

Purchased Assets, Buyer shall assume the Assumed Liabilities and pay to Seller a cash sum



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to be paid in Canadian dollars determined in accordance with Sections 3.2 through 3.6 below.

                 3.2  ESTIMATED PURCHASE PRICE.  Because the final cash amount to be paid for the Purchased Assets is not known on the date hereof, Buyer and

Seller have agreed that the estimated purchase price (the "Estimated Purchase

Price") shall be agreed upon within the five (5) business day period before the

Closing.  The Estimated Purchase Price will be derived from the parties' mutual estimate of the "values" of the Purchased Assets and will be calculated as follows:  (gross book value of Receivables) PLUS (net book value of Inventory)

PLUS (net book value of Fixed Assets) PLUS (amount of prepaid expenses and deposits constituting a Purchased Asset) MINUS (accrued pay set forth on

Schedule 2.1(g) and Accrued Vacation Pay set forth on Schedule 2.1(f)) MINUS

(amount of prepayments and deposits constituting an Assumed Liability) MINUS

(total amount of Payables assumed by Buyer) PLUS ($3,000,000).  At the Closing,

Buyer shall pay to Seller by wire transfer, to an account designated by Seller,

an amount equal to 75% of the Estimated Purchase Price.  The balance of the purchase price shall be paid in accordance with Section 3.6 below.

                 3.3  PREPARATION OF SCHEDULES.  Upon the execution of this

Agreement, Buyer and Seller shall deliver all Schedules required by this

Agreement; PROVIDED, HOWEVER, that upon execution of the Agreement only, the

Inventory Schedule to be delivered by Seller pursuant to Section 1.2(b) may indicate thereon the current carrying cost of each item of Inventory (rather than the net book value of such item), and Seller shall not be required to deliver a draft of Schedules 2.1(f) or 2.1(g).  During the period from the execution of this Agreement until the seventh (7th) day prior to the Closing,

Buyer and Seller shall jointly review and revise the following Schedules (the

"Purchase Schedules"):


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                          (a)     Schedule 1.2(a):  the Receivables;

                          (b)     Schedule 1.2(b):  the Inventory;

                          (c)     Schedule 1.2(c):  the Fixed Assets;

                          (d)     Schedule 1.2(d):  Vendor Agreements;

                          (e)     Schedule 1.2(f):  Real Property and Equipment
         Leases;

                          (f)     Schedule 1.2(h):  the Open Orders;

                          (g)     Schedule 2.1(a):  the Payables;

                          (h)     Schedule 2.1(f):  Accrued Vacation Pay;

                          (i)     Schedule 2.1(g):  Accrued Pay;

                          (j)     Schedule 4.5:  Product Warranty Claims;

                          (k)     Schedule 4.7(a):  Employees;

                          (l) Schedule 4.10(a): the prepayments and deposits which have been received by Seller as of the Closing Date and relate or pertain to Inventory to be shipped or service to be performed after the Closing Date with respect to the Purchased Assets; and

                          (m) Schedule 4.10(b): the prepayments and deposits made by Seller as of the Closing Date which relate or pertain to the Operating Leases, Equipment Leases or Real Property Leases.

Updated drafts of the Purchase Schedules shall be delivered to Buyer by Seller on or before the seventh (7th) day prior to the Closing.  At a mutually agreeable time during the period beginning seven (7) days prior to the Closing and ending seven (7) days after the Closing, the Inventory shall be inspected and counted by Buyer and Seller at each location where inventory is maintained by Seller.  Final drafts of the Purchase Schedules shall be delivered by Seller at the Closing.  When the updated and final drafts of the Purchase Schedules are delivered, Schedule 1.2(b) (Inventory) shall include the net book value of each item of inventory in accordance with Section 1.3 hereof, not the current carrying cost of such item.  Except as provided above, no Schedule shall be amended or modified without the prior written consent of the other party.


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                 3.4  REVIEW OF SCHEDULES.  On or before the thirtieth (30th)

day after its receipt of the final drafts of the Purchase Schedules, Buyer shall notify Seller in writing of any objections it may have to the Purchase

Schedules (the "Buyer Objections").  On or before the thirtieth (30th) day following its receipt of a Buyer Objection, Seller shall deliver a notice in writing (the "Dispute Notice"), advising Buyer of any Buyer Objections which

Seller disputes or does not accept.  Upon the delivery of a Dispute Notice,

Seller and Buyer shall meet promptly for the purpose of resolving in good faith any dispute relating to such Purchase Schedules.  In the event that Seller and

Buyer are unable to resolve their disputes within fifteen (15) business days after the date of the Dispute Notice, all unresolved issues shall be submitted for resolution (consistent with the terms and provisions set forth in this

Agreement) to Price Waterhouse or, if Price Waterhouse declines to act, to

Arthur Andersen.  Buyer and Seller shall, and shall cause their respective financial advisers to, make available to such accounting firm all relevant information as may be necessary for the purposes of resolving such issues.  The accounting firm shall be requested to render its decision as expeditiously as possible.  The fees and expenses of the accounting firm shall be shared equally by Buyer and Seller.  The Purchase Schedules shall be deemed final and binding upon Buyer and Seller (the "Final Purchase Price Schedules") upon the earliest to occur of the following:

                          (a) Buyer does not timely deliver Buyer Objections (in which case the Purchase Schedules, as delivered by Seller pursuant to Section 3.3 shall become the Final Purchase Price Schedules);

                          (b) Seller does not timely deliver a Dispute Notice (in which case the Purchase Schedules, as delivered by Seller and amended by the Buyer Objections, shall become the Final Purchase Price Schedules);

                          (c) Seller and Buyer mutually resolve the issues raised by a Dispute Notice that was timely delivered by Seller (in which case the Purchase Schedules, as revised by such mutual agreement, shall become the Final Purchase Price Schedules); or


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                          (d)  the issues raised by a timely delivered Dispute
         Notice are resolved by the accounting firm as provided above (in which case the Purchase Schedules, as revised in accordance with the decision of such third party, shall become the Final Purchase Price Schedules).

In the event that Seller delivers a Dispute Notice which contends some but not all Buyer Objections, the Buyer Objections which are not disputed or contended shall be deemed accepted and be incorporated into the Final Purchase Price

Schedules.  Likewise, in  the event that Seller and Buyer agree upon a resolution of some but not all disputes which may be raised by a Dispute

Notice, such resolutions shall become part of the Final Purchase Price

Schedules and only those matters which have not been resolved shall be submitted to a third party for resolution.

                 3.5  ADJUSTMENT OF PURCHASE PRICE.  After the Final Purchase

Price Schedules referenced in Section 3.4 above have been prepared, the parties shall recalculate the purchase price of the Purchased Assets by applying the values set forth in such Final Purchase Price Schedules to the same formula which they previously used to arrive at the Estimated Purchase Price.  Subject to the terms and provisions of Section 7.11, the resulting amount shall be the

"Final Purchase Price."

                 3.6  PAYMENT OF BALANCE OF PURCHASE PRICE.

                 (a)      If the Purchase Schedules become the Final Purchase

Price Schedules prior to October 31, 1994, then within five (5) business days after the delivery of the Final Purchase Price Schedules, Buyer shall pay to

Seller an amount equal to the difference between the Final Purchase Price and the amount paid by Buyer to Seller at the Closing; PROVIDED, HOWEVER, that in no event shall such payment be made prior to the one hundred sixth (106th) day after the Closing.


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                 (b)      If the Purchase Schedules have not become the Final

Purchase Price Schedules prior to October 31, 1994, then:

                           (i) on October 31, 1994, Buyer shall pay to Seller
                 an amount which is equal to 15% of the Estimated Purchase Price; PROVIDED, HOWEVER, that if it reasonably appears that the Final Purchase Price might be an amount which is less than 90% of the Estimated Purchase Price or greater than 110% of the Estimated Purchase Price (the "Revised Estimated Purchase Price"), Buyer shall pay to Seller on October 31, 1994 an amount which is equal to the difference between: (X) 90% of the Revised Estimated Purchase Price, and (Y) the amount paid by Buyer at the Closing; and

                          (ii) within five (5) business days after the
                 subsequent delivery of the Final Purchase Price Schedules, Buyer shall pay to Seller an amount equal to the difference between (X) the Final Purchase Price, and (Y) the aggregate amount already paid to Seller by Buyer at the Closing and pursuant to subsection (i) above.

                 (c)      Notwithstanding anything to the contrary herein:

                          (i) the payments to be made by Buyer to Seller
                 pursuant to (a) or (b) above shall bear interest, calculated at a rate equal to three-eights of one percent (.375%) per month from the Closing Date until the date of such payment; and

                          (ii) the final payment pursuant to (a) or (b) above
                 shall be subject to an adjustment for any item for which written notice has been provided to the other party and which remains in dispute as of the date of such payment.

                                   ARTICLE IV
                                   ----------
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------
                 Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

                 4.1  ORGANIZATION AND POWER.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Canada and is a wholly-owned subsidiary of United Westburne Inc. (a Canadian Corporation),

and is the principal operating company in Canada among the group of companies owned, in


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whole or in part, by United Westburne, Inc. Schedule 4.1, attached hereto,

lists the Provinces, states and countries in which the Division: (a) owns or leases real property, (b) has employees or maintains sales offices or sales agents, or (c) maintains inventory.  Seller is qualified to do business in each

Province, state or country listed in Schedule 4.1 and in each other jurisdiction where failure to qualify could have an adverse effect on the

Division.  Seller has full corporate power to:

                          (a) own, lease and operate its assets and carry on the business of the Division as and where such assets are now owned or leased and as such business is presently being conducted; and

                          (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

                 4.2  ENFORCEABILITY.  All requisite corporate action necessary to approve, execute, deliver or perform this Agreement and each other agreement or document delivered by Seller in connection herewith has been taken by Seller and United Westburne Inc.  This Agreement and each other agreement and document delivered by Seller in connection herewith have been duly executed or delivered by Seller and constitute the binding obligations of Seller, enforceable in accordance with their respective terms.

                 4.3  CONSENTS.  Other than as set forth in Schedule 4.3 and except for consents to the transfer and assignment of the Vendor Agreements,

Operating Leases, Equipment Leases and Real Property Leases, which shall be delivered to Buyer pursuant to Section 6.2 hereof, no approval or consent of,

or filing with, any Person or Governmental Authority, is required to be obtained or filed by Seller in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement or any other agreement or document to be executed or delivered by or on behalf of

Seller in connection herewith.


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                 4.4  NO CONFLICTS.  Except for the need for the consents to be delivered to Buyer pursuant to Section 6.2 hereof, neither the execution,

delivery and performance of this Agreement nor any other agreement or document delivered by Seller in connection herewith:

                          (a)  gives rise to a right of termination or
         acceleration under any Vendor Agreement or Operating Lease, Equipment Lease or Real Property Lease except as set forth on Schedule 4.4;

                          (b)  conflicts with or violates:

                          (i)     any Law applicable to Seller;

                          (ii)    Seller's Articles of Incorporation or
                 By-laws; or

                          (iii) any material Contract, arbitration award, judgment, decree or other similar material restriction to which Seller is subject; or

                          (c) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                 4.5  PRODUCT WARRANTY.  Schedule 4.5 sets forth:

                          (a) a list of all product or service warranty claims in excess of $1,000 made by customers of Seller in the one (1) year period preceding the Closing Date; and

                          (b) forms of product and service warranties of Seller outstanding or currently being offered to customers of Seller.

To the knowledge of Seller, there has not been a pattern of product warranty claims with respect to any Purchased Asset which indicates that such Asset is inherently defective or could otherwise reasonably be expected to form the basis of a product liability or tort claim.

                 4.6  ACCRUED VACATION AND SICK PAY.  Seller shall have

provided an accrual for the liability for paying to each employee who has accepted employment with Buyer all earned but unused vacation pay.  Sick pay is paid as incurred and there is no liability for sick pay which requires an accrual.



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                 4.7  EMPLOYMENT MATTERS.

                 (a)      All full-time employees of the Division on the date

hereof are identified on Schedule 4.7(a) supplied by Seller, which includes such employee's name, date of hire, function, rate of pay, bonus and commission plan.

                 (b)      Schedule 4.7(b) supplied by Seller includes and

identifies employees of the Division who are not presently at work but are entitled, legally or otherwise, to return to work at the Division, including people on pregnancy or parental or equivalent leave or on temporary lay-off, or currently receiving disability, workmen's compensation or any similar compensation or benefit.

                 (c)      Seller represents that there are no (i) part-time

employees in the Division, (ii) employees hired for a determined period only,

or (iii) employees whose employment terms and conditions were specifically agreed upon by written contract.  The employees who are listed on Schedules

4.7(a) and (b) are the only employees of the Division.

                 4.8  COMPLIANCE WITH CONTRACTS.  With respect to the Vendor

Agreements, Operating Leases, Equipment Leases and Real Property Leases:

                          (a)  to Seller's knowledge each of them is
         enforceable by Seller in accordance with its terms;

                          (b) Seller is not in default under or in violation of any material provision thereof;

                          (c) no event has occurred which, with notice or lapse of time or both, would constitute such a material default or violation; and

                          (d) Seller has not received written or verbal notice of termination of or default under any Operating Lease, Equipment Lease, Real Property Lease or Vendor Agreement and, to Seller's knowledge, no Vendor has threatened to terminate any Vendor Agreement.

To Seller's knowledge, there is no known material default under or any violation of any of the foregoing by any other party thereto.

                 4.9  PURCHASES AND SALES.  Set forth on Schedule 1.2(h)

attached hereto is a list of each outstanding purchase order, sales order or open written


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quotation pertaining or relating to the Purchased Assets.  Seller has no open purchase commitments with respect to the Purchased Assets in excess of its normal business requirements.

                 4.10  PREPAYMENTS AND DEPOSITS.  Schedule 4.10(a), which shall be prepared in accordance with Sections 3.3 and 3.4 hereof, sets forth all prepayments and deposits which have been received by the Seller as of the date hereof and relate or pertain to Inventory to be shipped (detailed by location),

or services to be performed after the date hereof with respect to the Purchased

Assets.  Schedule 4.10(b), which shall be prepared in accordance with Sections

3.3 and 3.4 hereof, sets forth all prepayments and deposits which have been made by Seller as of the Closing Date and relate or pertain to the Division's business, including but not limited to the Operating Leases, Equipment Leases and Real Property Leases.

                 4.11  TITLE.  Except for certain assets which are leased under the Operating Leases, Equipment Leases and Real Property Leases and except as set forth on Schedule 4.11, Seller owns the Purchased Assets free and clear of all Liens, except for Permitted Liens.

                 4.12  RECEIVABLES.  To Seller's knowledge, none of the

Receivables are subject to any set-off or counterclaim.

                 4.13  NO UNION.  Seller is not a party to or subject to any collective bargaining agreement or other union contract or agreement affecting or pertaining to the Division or any of its employees.

                 4.14  CONDITION.  The Fixed Assets are in good operational condition and repair, subject to normal maintenance, ordinary wear and tear excepted, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

                 4.15 FINANCIAL STATEMENTS. Schedule 4.15 attached hereto consists of:

                          (a) the unaudited balance sheet of the Division as of December 31, 1993 and related statements of income and cash flow for the twelve-month period then ended; and

                          (b) the unaudited balance sheet of the Division as of February 28, 1994, and related statements of income and cash flow for the two-month period then ended.

The above financial statements reflect the actual business transacted by the

Division for the periods reflected thereon, using consistent accounting principles and practices, in a manner sufficiently reasonable so as not to be materially misleading.

                 4.16  BROKERS AND FINDERS.  Other than CIBC Mergers &

Acquisitions, whose fee shall be paid by Seller, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of

Seller in bringing about the transactions herein contemplated, rendered any services with respect thereto or been in any way involved therewith.

                 4.17     ENVIRONMENTAL MATTERS.   Without limiting the

obligations of Seller under Section 2.2 hereof:

                          (a) to the knowledge of Seller, there are no underground storage tanks located on (nor, to the knowledge of Seller, have any underground storage tanks been removed from) any Leased Real Property;

                          (b) to the knowledge of Seller, there has been no Release of any Hazardous Substance onto or into any Leased Real Property;

                          (c) to the knowledge of Seller, there is no threatened Release of any Hazardous Substance onto or into any Leased Real Property;

                          (d) to the knowledge of Seller, there has been no Release of any Hazardous Substance at or from any properties adjacent to any Leased Real Property;

                          (e) to the knowledge of Seller, there are no asbestos-containing materials, urea formaldehyde-containing materials, or electrical transformers, fluorescent light fixtures with ballasts, or other equipment containing polychlorinated biphenyls, located in or on any Purchased Asset or any facility located on any Leased Real Property; and

                          (f) the Division does not use (except to an extent which is normal due to the nature of its business), generate, treat or store any Hazardous Substance in the ordinary course of its business.

                 4.18     TAX MATTERS.  Except for any taxes which may be

assessed under Section 7.8 hereof as a result of this transaction, there are no tax Liabilities of Seller or the Division, or any affiliate thereof, which could result in Liability to Buyer as a transferee or successor, or otherwise attach to the Purchased Assets.

                 4.19     INSURANCE. Schedule 4.19 sets forth in reasonable

detail a list of insurance policies and coverages presently available to the

Division and a list of the current and known past insurance agents for the

Seller and/or Division.

                 4.20  FULL DISCLOSURE.  No representation or warranty by

Seller in this Agreement and no statement contained in any Schedule to this

Agreement prepared by Seller contains any untrue statement of a material fact,

or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

To the best of Seller's knowledge, there is no event or circumstance which

Seller has not disclosed to Buyer in writing which materially adversely affects or, could reasonably be expected to materially adversely affect, the business of the Division or the ability of Seller to perform this Agreement.

                                   ARTICLE V
                                   ---------
                    REPRESENTATIONS AND WARRANTIES OF BUYER.
                    ---------------------------------------
                 Buyer represents and warrants to Seller as of the date hereof and as of the Closing as follows:

                 5.1  ORGANIZATION AND POWER.  Buyer is a corporation duly

organized, validly existing and in good standing under the laws of the State of

Ohio.  Buyer has full corporate power to execute, deliver and perform this

Agreement and all
other agreements and documents to be executed and delivered by it in connection herewith.

                 5.2  ENFORCEABILITY.  All requisite corporate action necessary to approve, execute, deliver or perform this Agreement and each other agreement or document delivered by Buyer in connection herewith has been taken by Buyer.

This Agreement and each other agreement and document executed or delivered by

Buyer in connection herewith has been duly executed and delivered by Buyer and constitutes the binding obligations of Buyer enforceable in accordance with their respective terms.

                 5.3  CONSENTS.  Except for such approvals or consents

described in Section 6.2, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the execution,

delivery or performance by Buyer of this Agreement or any other agreement or document executed or delivered by or on behalf of Buyer in connection herewith.

                 5.4  NO CONFLICTS.  Neither the execution, delivery and

performance of this Agreement, nor any other agreement or document delivered by

Buyer in connection herewith, conflicts with or violates:

                          (a)     any Law applicable to Buyer;

                          (b) Buyer's Articles of Incorporation or Code of Regulations; or

                          (c) any material Contract, arbitration award, judgment, injunction, decree or similar material restriction to which Buyer is subject;

or constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                 5.5  BROKERS AND FINDERS.  No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions herein contemplated, or rendered any services with respect thereto or been in any way involved therewith.

                 5.6  FULL DISCLOSURE.  No representation or warranty by Buyer in this Agreement and no statement contained in any Schedule to this Agreement prepared by Buyer contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  To the best of Buyer's knowledge, there is no event or circumstance which Buyer has not disclosed to Seller in writing which materially adversely affects or, could reasonably be expected to materially adversely affect, the ability of Buyer to perform this Agreement.

                                   ARTICLE VI
                                   ----------
                                    CLOSING
                                    -------
                 6.1  DATE, TIME AND PLACE OF CLOSING.  The consummation of the transactions contemplated hereby (the "Closing") shall take place on Wednesday,

June 1, 1994, at 9:00 a.m. at the offices of McCarthy, Tetrault, Toronto

- - -Dominion Centre, Toronto, Canada, or on such other date as the parties may mutually agree (the "Closing Date").

                 6.2  DELIVERIES AT OR BEFORE CLOSING; CERTAIN ACTIONS AT AND

CONDITIONS TO CLOSING.

                 (a)      As a condition of Closing, Seller shall deliver the

following to Buyer at or before the Closing, all of which shall be in form and substance reasonably acceptable to Buyer and its counsel:

                          (i) a general bill of sale and assignment "Bill of Sale", together with such other documents of transfer, assignment and conveyance as Buyer may reasonably request as necessary or appropriate to transfer title to the Purchased Assets free and clear of all Liens (except Permitted Liens), and otherwise in accordance with the terms of this Agreement and to assign to Buyer the rights and benefits of Seller under the Vendor Agreements, Operating Leases, Equipment Leases and Real Property Leases, in each case executed by Seller;

                          (ii) such consents which are necessary for the consummation of the transaction contemplated herein and for the operation by Buyer of the business of the Division as heretofore conducted, including but not limited to written consents, executed by each party to an Operating Lease, Equipment Lease or Real Property Lease and each Vendor that is identified on Schedule 6.2(a)(ii) attached hereto;

                          (iii)   such other endorsements, consents,
                 assignments, lessor estoppel certificates pertaining to computer hardware and software, and instruments of transfer as Buyer may reasonably request for the transfer to Buyer of title to the Purchased Assets or Seller's rights under the Vendor Agreements or Operating Leases, Equipment Leases or Real Property Leases;

                          (iv) certified copies of the corporate actions taken by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions herein and therein contemplated;

                          (v) Opinions of Louis-Gilles Gagnon, Esq. and McCarthy, Tetrault, counsel for Seller, addressed to Buyer and dated the Closing Date, in the form attached hereto collectively as Exhibit A;

                          (vi) a certificate of Good Standing pertaining to Seller from Canada, dated no earlier than fifteen (15) days prior to the Closing Date;

                          (vii) clearance certificates under Section 6 of the Retail Sales Tax Act of Ontario and comparable legislation of other provinces;

                          (viii) releases and terminations of any Liens (except Permitted Liens) in the Purchased Assets;

                          (ix)    delivery of the Schedules required by
                 Section 3.3; and

                          (x) a certificate of an authorized officer of Seller confirming that all representations and warranties and agreements of Seller are true and correct and all agreements of Seller contained herein have been complied with as of the Closing, and that since December 31, 1993, there has not been any material adverse change in the assets, business or condition, financial or otherwise, of the Division, and the Seller does not know of any such change which is threatened, nor has there been any damage, destruction or loss materially affecting the assets, business or condition of the Division, whether or not covered by insurance.

                 (b)      As a condition of Closing, Buyer shall deliver the

following to Seller at or before the Closing, all of which shall be in form and substance reasonably acceptable to Seller and its counsel:

                          (i) payment of the first installment of the Purchase Price via a wire transfer to an account designated by Seller in accordance with Section 3.2 hereof;

                          (ii) an assumption agreement or other such appropriate documents as Seller may reasonably request pursuant to which Buyer assumes the Assumed Liabilities pursuant to Section 3.2 hereof;

                          (iii) opinions of Calfee, Halter & Griswold and Blake Cassels & Graydon, counsel for Buyer, addressed to Seller and dated the Closing Date, in the form of that attached hereto collectively as Exhibit B;

                          (iv) certified copies of the corporate actions taken by the Executive Committee of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein; and

                          (v) a certificate of Good Standing pertaining to Buyer from the Secretary of State of Ohio, dated no earlier than fifteen (15) days prior to the Closing Date.

                 (c)      As a condition of Closing, Seller shall deliver or

cause to be delivered to Buyer, at or before the Closing:  (i) an unaudited

Balance Sheet as of March 31, 1994, pertaining to the assets purchased and liabilities assumed hereunder, and (ii) a Balance Sheet as of December 31, 1993 and an Income Statement and Statement of Cash Flows for the period from January

1, 1993 through December 31, 1993 pertaining to the business being purchased hereunder (collectively, the "Regulation S-X Financial Statements"), which

Regulation S-X

Financial Statements shall: (A) be audited by Deloitte & Touche, C.A. or Peat

Marwick Thorne, C.A.; and (B) shall be prepared in accordance with U.S.

generally accepted accounting principles and, to the extent applicable, the provisions of Regulation S-X promulgated by the United States Securities and

Exchange Commission.  Buyer and Seller shall share equally the cost of the

Regulation S-X Financial Statements.

                 (d)      As a condition of Closing, the parties shall have

given appropriate notification under the Competition Act (Canada) and shall have received approval or a "no-action" letter or advance ruling certificate in respect of the transaction contemplated hereby.

                 (e)      As a condition of Closing, all proceedings to be

taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Buyer and their respective counsel, and Seller and

Buyer shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                 (f)      Seller acknowledges that Buyer has not been given the

opportunity to complete due diligence prior to the execution and delivery of this Agreement.  No Closing shall occur, and Buyer shall not be obligated to proceed with the Closing and shall have no liability to Seller, unless and until Buyer has completed its due diligence review and investigation of the

Purchased Assets, the Assumed Liabilities and the business conducted by Seller with respect to the Division.  If, in connection with its due diligence review and investigation, Buyer learns or is informed of any fact, circumstance or condition relating or pertaining to the business or the Purchased Assets, the

Vendor Agreements, the Equipment Leases, the Operating Leases, the Real

Property Leases, the open orders, the Accounts Receivable, the Inventory, the

Fixed Assets, the Payables
or any Vendor, customer or supplier of the Division, which fact, circumstance or condition is of significance with respect to the Division and is reasonably objectionable or unacceptable to Buyer, the Buyer shall not be obligated to proceed with the Closing.

                 (g)      As a condition of Closing, the parties shall have

agreed upon the Estimated Purchase Price as described in Section 3.2 hereof.

                                  ARTICLE VII
                                  -----------
                                   COVENANTS
                                   ---------
                 7.1  RETURNS OF INVENTORY.  If, during the three (3) month period after the Closing Date, a customer returns to Buyer any product or part which was originally sold by Seller to such customer during the six (6) month period preceding the Closing Date and which is of a type or product line identified on Schedule 1.2(b) as Inventory, and such product is not, in Buyer's reasonable judgment, resalable as new, then:  (a)  Buyer shall deliver a notice to Seller with proper supporting documents, advising of such return and stating

(i) the amount of the credit or refund that was paid in respect of the return of the product or the amount of the Receivable that was forgiven or rendered uncollectible as a result of such return, or the total of both (the "Credit and

Receivable Amount"), and (ii) the value of such returned product, based upon

Buyer's then current valuation policies (the "Product Value"); and (b) Seller shall pay to Buyer, within thirty (30) days after Buyer's delivery of such notice, an amount equal to the difference between the Credit and Receivable

Amount and the Product Value.  If, during the three (3) month period after the

Closing Date, a customer returns to Buyer any product or part (originally sold by Seller to such customer) which is of a type or product line identified on

Schedule 1.2(b) as Inventory, and such product is resalable as new, then Buyer shall deliver a notice to Seller with proper supporting documents, advising of such return and stating the Credit and Receivable Amount and the replacement cost
pertaining thereto, and Seller shall pay to Buyer within thirty (30) days after

Buyer's delivery of such notice, an amount equal to the difference between the

Credit and Receivable Amount and the replacement cost of the product returned.

No payment shall be made by Seller to Buyer under this clause 7.1 unless and until the aggregate amount  due hereunder by Seller exceeds $5,000, in which event Buyer may recover the full amount due.

                 7.2  CERTAIN LEASE MATTERS.  Buyer agrees to use reasonable efforts to locate acceptable office and warehouse space to serve as alternative locations to that certain office and warehouse space that is currently being occupied and used by Seller in Missisauga, Ontario, Richmond, B.C. and

Winnipeg, Manitoba.  Buyer further agrees to attempt to enter into lease arrangements for such alternative locations (or to otherwise remove its assets from such locations) prior to or at the Closing Date.  Notwithstanding the foregoing, Buyer shall not be obligated to enter into any such lease or remove any such asset and, unless such arrangements are made by Buyer, Seller covenants and agrees to provide or cause its landlord to provide to Buyer, for a period of ninety (90) days after the Closing, the right to occupy and use such office and warehouse space that is currently being occupied and used by

Seller in Missisauga, Ontario, Richmond, B.C. and Winnipeg, Manitoba.  In such event, Buyer shall:

                          (a) pay to Seller or its designee as total rent for occupancy, building insurance, taxes and utilities, the following amounts:

                          (i) Missisauga, Ontario: $30,000 per month on a pro rata basis for so long as Buyer occupies such premises;

                          (ii) Richmond, B.C.: $3,500 per month on a pro rata basis for so long as Buyer occupies such premises;

                          (iii) Winnipeg, Manitoba: $1,000 per month on a pro rata basis for so long as Buyer occupies such premises; and

                          (b) be responsible for and indemnify Seller with respect to all obligations, claims or liabilities caused by or resulting from the use and occupancy of such premises by Buyer.

In any event, Buyer shall vacate such premises at the expiration of such ninety

(90) day period.

                 7.3  ADJUSTMENT OF PAYABLES.  If, subsequent to the Closing, a

Payable listed on Schedule 2.1(a) is increased or decreased (as a result of a

Vendor "bill-back" or other similar cause including a documented discrepancy with the Vendor), and if Buyer is reasonably satisfied that the adjustment claimed is due in the case of an increase, Buyer shall pay the full amount of such Payable; PROVIDED, HOWEVER, that within thirty (30) days after Buyer's delivery to Seller of notice of such increase or decrease, which shall be accompanied by the related documentation, (a) Seller shall reimburse and pay to

Buyer an amount equal to the difference between the amount of the Payable as listed on Schedule 2.1(a) and the amount of the Payable as adjusted if such adjustment constitutes an increase, or (b) Buyer shall pay to Seller an amount equal to the difference between the amount of the Payable as listed on Schedule

2.1(a) and the amount of the Payable as adjusted if such adjustment constitutes a decrease.

                 7.4  EMPLOYMENT MATTERS.

                 (a)      Not later than seven (7) days before Closing:

                          (i) Buyer shall deliver to Seller a list showing the names of all employees of the Division, as included in
                 Schedule 4.7(a) and 4.7(b), who as of such date have accepted employment with Buyer (effective as of the Closing) following an offer made by Buyer in accordance with subsection (iii) below; and

                          (ii) Buyer shall deliver to Seller a list showing the names of all employees of the Division, as included in
                 Schedule 4.7(a) and 4.7(b), who as of such date have not been offered employment by Buyer; and

                          (iii) Buyer shall deliver to Seller a list showing
                 the names of all employees of the Division, as included in
                 Schedule 4.7(a) and 4.7(b), who as of such date have been offered but have either refused or failed to accept employment with Buyer although they were each offered such employment by Buyer acting in good faith, in the same or similar job function as the one now exercised, with compensation, on the whole, comparable to that previously provided to such person by Seller and with benefits, on the whole, comparable to those generally provided by Buyer to its employees on the same or similar level. With respect to this clause (iii) only, any such compensation and benefits offered by Buyer shall be disclosed with reasonable details in the list submitted.

                 (b)      With respect to the employees identified pursuant to

7.4(a)(i), Buyer shall assume full responsibility for all such employees from

Closing, except that Seller shall be responsible for any claims made prior to or after Closing by such employees with respect to their employment by Seller prior to Closing, including claims with respect to the provision of all retirement and group insurance benefits of such employees to the extent that they were earned prior to Closing, but excluding any claims by such employees

(i) for any termination or severance pay or for any damages in lieu of notice related to their dismissal or their alleged or constructive dismissal by Seller upon their leaving the employment of Seller and becoming employees of Buyer and

(ii) for termination of their employment after Closing for which Buyer is obligated to reimburse Seller under Section 7.4(g).  Buyer covenants and agrees that for purposes of calculating or evaluating eligibility under any benefit plans of Buyer, including without limitation vacation pay plans, each such employee shall receive past service credit (to the extent such service is recognized by Seller under its plans) equal to the length of time for which such employee has service credit from Seller but only for such purposes as are required by any Canadian Laws and for the purpose of eligibility under any of the Buyer's benefit plans.

                 (c)      With respect to the employees identified pursuant to

Section 7.4(a)(ii), Buyer shall reimburse Seller on demand for any termination and severance pay which the Seller has been required by statute to pay (under the Employment Standards Act of Ontario and comparable legislation in other provinces as applicable) and any additional amounts which the Seller has paid in settlement of any claims for damages in lieu of notice to employees who are not offered
employment by Buyer; PROVIDED, that in any settlement resulting in amounts paid on account of damages to any such employees, or in any claim brought by such employees resulting in a judgment against Seller, Buyer shall have been consulted by Seller prior to the claim being settled or brought to trial with respect to any proposed payment to such employees.

                 (d)      With respect to the employees identified pursuant to

7.4(a)(iii), and to the extent that the compensation and the benefits offered by Buyer were in accordance therewith, Buyer shall have no responsibility whatsoever towards employees whose names appear on the list therein referred

to.

                 (e)      Buyer shall in no case be required to adopt any form

of defined benefit or defined contribution pension plan.

                 (f)      During the 90 day period following Closing, Buyer

agrees not to hire any of the people whose name appears on the list referred to in 7.4(a)(iii) and who would have initially refused employment.

                 (g)      Without limiting Buyer's obligations under 7.4(b),

should any employee whose name appears on the list referred to in 7.4(a)(i) be terminated by Buyer without just cause within a short time period after Closing and, as a result, claims indemnity from Seller as if he or she had been terminated at or prior to Closing, Section 7.4(c) shall apply mutatis mutandis,

except that Buyer shall have control of any negotiation or litigation with such employees.

                 (h)      Seller covenants and agrees that between the date

hereof and the Closing, Seller will not add any person(s) to Schedules 4.7(a)

or (b) or otherwise change any condition of employment of any such person without the prior written consent of Buyer.

                 7.5  PRODUCT WARRANTY WORK.  Because Seller may be unable, by virtue of the transaction herein contemplated, to perform those product warranty obligations presented to Buyer which are not Assumed Liabilities

("Customer

Claims") with respect to insufficient or defective goods sold prior to the

Closing, Buyer hereby agrees to:

                          (a)     provide notice to Seller of Customer Claims;

                          (b) use reasonable efforts to cause the Vendor or manufacturer to honor the product warranty at issue;

                          (c) to perform such functions on Seller's behalf following the Closing, in accordance with Buyer's reasonable business judgment and consistent with the ongoing operation of Buyer's business; and

                          (d) to provide Seller with reasonable evidence of the costs and expenses (including but not limited to material and labor costs) incurred by Buyer and paid to third parties in performing such functions.

Seller acknowledges and agrees that Buyer's agreement to perform such functions shall not be deemed to be an assumption of any product warranty obligations of

Seller not constituting Assumed Liabilities.  Seller covenants and agrees to reimburse to Buyer, upon Buyer's demand, all of Buyer's reasonable costs and expenses (including but not limited to out-of-pocket costs and material and labor costs (salary and fringe benefits) and related expenses) which may be incurred by Buyer in performing such functions to the extent that such reimbursement with regard to any specific Customer Claim exceeds $1,000.

                 7.6  (a)  COVENANTS NOT TO COMPETE.  Seller, for and on behalf of itself and United Westburne Inc., as well as any corporation under its control or the control of United Westburne Inc. (the "Related Corporations"),

covenants and agrees that for two (2) years following the Closing Date (the

"Noncompetition Period") neither Seller nor any of the Related Corporations shall, without the prior written consent of Buyer, either directly or indirectly, (i) conduct its business in competition with the business of the

Division to an extent which is greater than currently exists, or (ii)

manufacture, sell or distribute in Canada or the United States any electronic components and electronic computer systems products or product lines which are manufactured or sold by any of the Vendors listed on Schedule 7.6.  Seller, for and on behalf of itself and the Related

Corporations, covenants and agrees that during the Noncompetition Period neither Seller nor any of the Related Corporations will consult or otherwise use in the pursuit or furtherance of its business any customer lists or data which were previously owned or used by the Division, to the extent such lists and data relate (or related) to any of the product lines or Inventory purchased by Buyer hereunder.  The parties hereto agree that money damages alone may not be a sufficient remedy for any breach of the provisions of this Section 7.6,

and that in addition to all other remedies, Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.  If any of the covenants contained in this Section 7.6 shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court may exercise its discretion to reform such covenant to the end that Seller and the Related Corporations shall be subject to non-competition covenants that are reasonable under the circumstances and are enforceable by the Buyer.

                 7.6  (b)  NONINTERFERENCE.  Seller covenants and agrees that it will not induce, attempt to induce, or assist others in inducing or attempting to induce any employee, agent, or Vendor of Buyer or the Division or any other Person affiliated or doing business with Buyer or the Division (or proposing to become affiliated or to do business with Buyer or the Division) to terminate his or its relationship with Buyer or the Division (or to refrain from becoming affiliated or doing business with Buyer or the Division) or in any other manner to interfere with the relationship between Buyer or the

Division and any such Person.

                 7.7  PUBLICITY.  All public announcements relating to this

Agreement or the transactions contemplated hereby shall be made only as may be agreed upon by Seller and Buyer or as required by law.  If a public notice is required by
law, Seller or Buyer, as the case may be, shall use its best efforts to give the other party prior written notice of the disclosure to be made.

                 7.8  EXPENSES; TRANSFER TAXES.  Except to the extent otherwise specifically provided herein, Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives, and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives including but not limited to CIBC Mergers &

Acquisitions.  Buyer agrees to pay all Canadian Federal, Provincial and local sales or transfer taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.

                 7.9  NO ASSIGNMENT.  Except as provided in the next sentence,

no assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties,

and any assignment attempted without that consent will be void.  Seller agrees that Buyer may assign any right or obligation hereunder to a wholly-owned

Canadian subsidiary of Buyer at any time upon prior notice to Seller.  Upon any such assignment, the wholly-owned Canadian subsidiary shall, for all purposes of this Agreement, be deemed to be the Buyer hereunder; provided, however, that such assignment shall not release Pioneer-Standard Electronics, Inc. from any of its obligations hereunder.

                 7.10  JURISDICTION.  Any action or proceeding brought by a party against any other party in connection with this Agreement may be commenced either in a federal or state court in the State of Ohio or in a court of competent jurisdiction in the Province of Ontario.  All objections to personal jurisdiction or venue in any action or proceeding so commenced are hereby waived.  Each party may be served with process by any such court by notice as provided in Section 9.2 hereof.

                 7.11  RECEIVABLES.    Buyer shall use all reasonable efforts

for a period of up to 90 days after the Closing consistent with Buyer's business practices to collect the Seller's Receivables included in the

Purchased Assets, including but not limited to contacting customers, where appropriate, to attempt to confirm the Receivable to which a customer payment relates; PROVIDED, HOWEVER, that Buyer shall not be required to take or threaten legal action to collect any of such Receivables.  If Buyer receives a payment from an account debtor for which there is an outstanding account receivable both before and after the Closing Date, such payment shall be applied to the invoice to which it relates.  If it cannot reasonably be determined to which invoice the payment relates, said payment shall be applied to the oldest outstanding invoice(s) the payment of which the account debtor is not disputing.  Seller covenants and agrees to forward to Buyer, within five

(5) business days of Seller's receipt of the same, any and all payments which

Seller may receive in respect of the Receivables or any payments which relate or pertain to sales by Buyer after the Closing, which payments are delivered to

Seller's lockbox or are otherwise received by Seller.  In the event that Buyer at any time receives checks payable to the Seller for amounts owed to Buyer,

Buyer shall deliver such checks to Seller and Seller shall endorse such checks to Buyer or remit to Buyer the amounts represented by such checks within five

(5) business days of Seller's receipt of same.  No less frequently than every week, each of Seller and Buyer shall provide the other with an accounting of all payments to which the other is entitled.  Buyer shall have the option to remit and return to Seller any or all of the Receivables which remain uncollected as of the ninetieth (90th) day after the Closing.  To exercise this option, Buyer shall deliver to Seller, during the period from the ninetieth

(90th) through the one-hundred fifth (105th) day after the Closing, a list of such Receivables which Buyer elects to return to Seller, together with all invoices and other documentation necessary for Seller to collect such unpaid

Receivables, and Buyer shall have no further obligation to collect the

Receivables (other than to remit to Seller any payments received by Buyer with respect to such uncollected Receivables).  Upon the uncollected Receivables being remitted to Seller, the Final Purchase Price shall be reduced by an amount equal to the aggregate gross book value of the Receivables so remitted to Seller as if such Receivables had never been included in the Purchased

Assets.  Buyer agrees that it will, upon the request of Seller and at Seller's expense, do such acts as may reasonably be required to assist Seller in its collection of such Receivables remitted to Seller pursuant to this Section

7.11.

                 7.12  FURTHER ASSURANCES.  Seller agrees that at any time and from time to time after the Closing, it will, upon the request of Buyer, do all such further acts as may be reasonably required to further transfer, assign and confirm to Buyer, or to aid and assist in the gaining of possession by Buyer of, any of the Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets.

                 7.13  ASSIGNMENT OF CONTRACTS, RIGHTS, ETC.  Anything

contained in this Agreement or the Bill of Sale to the contrary notwithstanding, this Agreement and the Bill of Sale shall not constitute an agreement to assign any Vendor Agreement, Operating Lease, Equipment Lease,

Real Property Lease, purchase or sale order or quotation, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder, and such consent has not been obtained.  Seller covenants and agrees to use its best efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer, except that no payment or consideration and no waiver of rights of Seller shall be required in connection therewith. If such consent is not obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for

Buyer the benefits thereunder, including, but not limited to, enforcement for the benefit of Buyer of any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise.

                 7.14  USE OF NAME.  Seller covenants and agrees that after the

Closing it shall not use the name "Zentronics" in the conduct of its business,

except as reference to such name is required to inform or explain to customers or third parties the transactions consummated in connection with this

Agreement.

                 7.15  PURCHASE PRICE ALLOCATION.  Buyer shall deliver to

Seller on or before April 1, 1995, a proposed schedule setting forth the purchase price allocation.  The proposed schedule shall be consistent with the intent of the parties, respecting the fact that the purchase price allocated to inventory, fixed assets and other assets acquired will be based upon fair market values, and shall have been prepared in conformity with applicable tax laws.  Within seven (7) days following such delivery, Buyer and Seller shall mutually agree on a final schedule.

                 7.16     ORDINARY COURSE.  Seller covenants and agrees that

between the date hereof and the Closing Date Seller will operate the business of the Division only in the ordinary course of business and will continue to make available to the Buyer and its representatives all of the books and records, Vendor Agreements, customer and supplier files, employee files,

Contracts, computer files and formats, monthly financial statements and all other information reasonably requested with respect to the Division's business.

Seller acknowledges and agrees that sales of components Inventory by the

Division to Seller or any affiliate of Seller shall not be considered to be in the ordinary course and Seller and Division covenant and agree not to make any such sales or transfers.

                 7.17.    EXCISE TAX ACT.  The Seller confirms that it is

registered under Subdivision d of Division V of the EXCISE TAX ACT (Canada) and

the corresponding provisions of the applicable Quebec legislation.  Prior to the Closing, Buyer or a subsidiary of Buyer to which this Agreement is assigned pursuant to Section 7.9 hereof, shall register under Subdivision d of Division

V of the EXCISE TAX ACT (Canada) and the corresponding provisions of the applicable Quebec legislation.  On or before the Closing, each of the Seller and the Buyer (or such subsidiary to which this Agreement is assigned) shall jointly execute and Buyer shall file within the prescribed time limits,

elections pursuant to Section 167 of the EXCISE TAX ACT (Canada) and the

corresponding provisions of the equivalent Quebec legislation in the prescribed form and containing the prescribed information in order to permit the transaction contemplated hereby to be completed without the Goods and Services

Tax ("GST") or the Quebec equivalent, being payable in respect thereof.

                 7.18     SECTION 22.      The parties agree to elect jointly

in prescribed form T2022 pursuant to Section 22 of the Income Tax Act (Canada)

and the corresponding provisions of any applicable Provincial income tax legislation and on a timely basis with respect to Accounts Receivable transferred pursuant to Section 1.2(a) hereof.

                 7.19     BOOKS AND RECORDS.  Buyer agrees to maintain and

safeguard all Books and Records of the Division acquired pursuant to Section

1.2(j) for the minimum length of time required by applicable Canadian federal and provincial legislations.  Buyer and Seller each further agrees that, after

Closing, it will render all reasonable assistance to the other in obtaining access to and extracts of its books and records for the purpose of enabling such other party to fulfill its statutory obligations with respect to any time period prior to Closing.

                 7.20     MIS AND OTHER STAFF.  Until Buyer is able to convert

certain information and processes to its computer systems, Seller shall provide to Buyer
such administrative services and assistance as were customarily provided by

Seller to the Division, including but not limited to use of computer systems and software for payroll and accounting purposes.  Buyer reserves the right to utilize any or all of the Division's MIS staff at any time until conversion to

Buyer's computer system, and (subject to more specific arrangements to take place periodically as to timing, number of persons and duration) Seller shall also make available to Buyer other Seller personnel selected by Seller on an

"as needed" basis, but for a period not to exceed one (1) year.  Buyer shall not be charged for the reasonable assistance of Division employees.  For any significant services or projects requested by Buyer and for which Seller's personnel are used, Buyer will promptly reimburse Seller for actual times such personnel are used at the Seller's cost (salary plus fringe benefits and related out-of-pocket expenses).  Seller covenants and agrees that prior to the

Closing and for a one-year period thereafter, no changes or modifications shall be made by Seller to the software (excluding general ledger and accounts payable systems) on the Division's AS400 computer without the prior written consent of Buyer.

                                  ARTICLE VIII
                                  ------------
                                INDEMNIFICATION
                                ---------------
                 8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The

representations and warranties of Seller in Article IV and of Buyer in Article

V shall survive the Closing and continue to be binding, regardless of any investigation made at any time by any party, for a period of two (2) years.

                 8.2  INDEMNIFICATION BY SELLER.  The Seller shall indemnify

Buyer against and hold Buyer harmless from any and all Liabilities, losses,

damages or deficiencies, including any and all reasonable costs, expenses,

legal or accounting fees and costs of investigation (collectively "Losses"),

resulting from or arising out of:

                          (a)     any inaccuracy in or breach of any
         representation or warranty by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection herewith;

                          (b) any breach or nonperformance of any covenant or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection herewith;

                          (c) the conduct of Seller's business and sales made by Seller prior to the Closing, including but not limited to any product liability or other tort claims which may be made with respect thereto, other than the Assumed Liabilities; and

                          (d) any imposition (including, but not limited to, by operation of any bulk sales or other Law) or attempted imposition upon Buyer of any Liability which Buyer has not specifically agreed to assume under Section 2.1 or Section 7.4 of this Agreement.

                 8.3  INDEMNIFICATION BY BUYER.  Buyer shall indemnify Seller against and hold Seller harmless from all Losses resulting from or arising out of:
                          (a)     any inaccuracy in or breach of any
         representation or warranty by Buyer herein or in any other agreement, instrument or document delivered by or on behalf of Buyer in connection herewith;

                          (b) any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein or in any other agreement, instrument or document delivered by or on behalf of Buyer in connection herewith;

                          (c) the conduct of Buyer's business after the Closing; and

                          (d) any imposition (including, but not limited to, by operation of law) or attempted imposition upon Seller of any Liability of Seller which Buyer specifically agreed to assume under
         Section 2.1 or Section 7.4 of this Agreement.

                 8.4  LIMITATIONS.  Indemnification under this Article VIII shall be limited in certain respects as follows:

                          (a) Except as otherwise set forth in this Section 8.4(a), no indemnity shall be made for Losses resulting from or relating to any misrepresentation or breach of a representation and warranty unless a claim for indemnification is made not later than two
         (2) years following the Closing Date. Any claim for indemnification resulting from or relating to any misrepresentation or breach of a representation and warranty by Seller under Sections 4.6 or 4.7 or
         4.18 must be made not later than sixty (60) days after the expiration of the longest applicable period of limitations applicable to the matters therein represented, and under Section 4.17 must be made not later than six (6) years following the Closing Date. No time limitation shall exist with respect to the period during which a claim for indemnification may be made for misrepresentation or breach of a representation and warranty under Sections 4.1, 4.2, 4.11, 4.16 and 5.1, 5.2 and 5.5. Any claim for indemnification resulting from or relating to a breach or nonperformance of a covenant set forth in Article VII must be made not later than four (4) years following the Closing Date. Except as set forth in the preceding sentence, no time limitation shall exist with respect to the period during which a claim for indemnification may be made under Sections
         8.2 (b)(c) and (d) and 8.3 (b)(c) and (d).

                          (b) No indemnity shall be made to an Indemnified Party (as hereinafter defined) for any Losses resulting from or relating to any misrepresentation or breach of a representation and warranty of any matter identified under Section 8.2(a) or 8.3(a) unless the aggregate amount of all claims for indemnification resulting from or relating to misrepresentations or breaches of a representation and warranty by such Indemnifying Party under this
         Article VIII exceeds $25,000 (the "Threshold Amount"), in which event the Indemnified Party may recover the full amount of its Losses, including the Threshold Amount.

                 8.5  THIRD-PARTY CLAIMS.  If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which one party hereto may have an obligation to indemnify the other, the party asserting such right to indemnity (the "Indemnified Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") prompt notice thereof;

provided, however, that the failure to give such notice of a matter which may give rise to an indemnification claim shall not affect the rights of the

Indemnified Party to maintain such claims or recover its Losses from the

Indemnifying Party, except that the Indemnifying Party shall be permitted to reduce any such Losses by an amount equal to the actual damages the

Indemnifying Party can prove it suffered by reason of any delay in receiving such notice.  The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (a)

irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnified Party therefor, and (b) furnishes to the Indemnified

Party a certificate of insurance (if applicable), and a copy of the most recent annual report of Seller or Buyer, as
the case may be, as evidence of its financial ability to indemnify the

Indemnified Party, in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense.  If the Indemnifying Party agrees to indemnify the Indemnified Party in accordance with (a) above AND assumes control of the defense of such proceeding or claim in accordance with

(b) above, then: (i) the Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all Liability in respect of the proceeding or claim; and (ii)

the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim.  If the Indemnifying Party agrees to indemnify the

Indemnified Party in accordance with (a) above, but does NOT assume control of the defense of such proceeding or claim, the defense of such matter shall be controlled by the Indemnified Party at the expense (including attorney's fees)

of the Indemnifying Party; provided, however, that any settlement of such proceeding or claim shall require the consent of the Indemnifying Party.  If the Indemnifying Party does not agree to indemnify the Indemnified Party in accordance with (a) above, the entire defense of the proceeding or claim shall be controlled by the Indemnified Party, and any settlement made by the

Indemnified Party, or any judgment entered in the proceeding or claim, shall be deemed to have been consented to by, and shall be binding upon, the

Indemnifying Party as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim. The parties further agree that whenever a consent is required under this Section 8.5, it shall not be unreasonably withheld.
                                   ARTICLE IX
                                   ----------
                                  CONSTRUCTION
                                  ------------
                 9.1  DEFINITIONS.  When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

                 "Accrued Vacation Pay" is defined in Subsection 2.2(f).

                 "Acquisition Cost" is defined in Section 1.3(c).

                 "Assumed Liabilities" is defined in Section 2.1.

                 "Bill of Sale" is defined in Section 6.2(a)(i).

                 "Books and Records" means all books and records of Seller

relating to the Division's business and properties, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, Vendor's lists and personnel records for all persons identified on Schedule 7.4, (ii) all

Contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Division, (iii) all financial and operating data, files and other information with respect to the Division's business and properties, and (iv) computer source codes, software, file layouts and all related documentation necessary to operate the Division's business.

                 "Buyer" means Pioneer-Standard Electronics, Inc., an Ohio

corporation.

                 "Buyer Objections" is defined in Section 3.4.

                 "Closing" and "Closing Date" are defined in Section 6.1.

                 "Contract" means any commitment, understanding, instrument,

lease, permit, pledge, mortgage, indenture, note, license, agreement, purchase or sale
order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral.

                 "Credit and Receivable Amount" is defined in Section 7.1.

                 "Customer Claims" is defined in Section 7.5.

                 "Dispute Notice" is defined in Section 3.4.

                 "Division" is defined in Section 1.2.

                 "Equipment Leases" is defined in Subsection 1.2(f).

                 "Estimated Purchase Price" is defined in Section 3.2.

                 "Final Purchase Price" is defined in  Section 3.5.

                 "Final Purchase Price Schedules" is defined in Section 3.4.

                 "Fixed Assets" is defined in Subsection 1.2(c).

                 "Governmental Authority" means any Canadian, United States,

provincial, state, regional, municipal or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, provincial,

state, regional, municipal or local government.

                 "Hazardous Substance" means any toxic or environment polluting substance which is the subject of, or otherwise regulated or controlled by, any

Canadian Law.

                 "Indemnified Party" and "Indemnifying Party" are defined in

Section 8.5.

                 "Inventory" is defined in Section 1.2(b).

                 "Law" means any common or civil law and any Canadian, United

States, provincial, state, regional, municipal, local or foreign law, rule,

statute, ordinance, rule, order or regulation.

                 "Leased Real Property" means any property which is the subject of a Real Property Lease or on which is located a building or facility which is the subject of a Real Property Lease.

                 "Liabilities" means responsibilities, obligations, duties,

commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

                 "Lien" means any lien, charge, covenant, condition, easement,

adverse claim, demand, encumbrance, security interest, option, pledge, or any other title defect or restriction of any kind.

                 "Losses" is defined in Section 8.2.

                 "Noncompetition Period" is defined in Section 7.6.

                 "Open Orders" is defined in Subsection 1.2(h).

                 "Operating Leases" is defined in Subsection 1.2(e)

                 "Payables" is defined in Subsection 2.1(a).

                 "Permitted Liens" means:

                          (a) Undetermined or inchoate liens, privileges and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law and of which written notice has not been duly given in accordance with applicable law;

                          (b) Security given to public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality, governmental or other public authority in connection with the supply of services or utilities to Seller;

                          (c) Liens or deposits in connection with bids, tenders and contracts of Seller or to secure workers' compensation, unemployment insurance or other similar statutory assessments; or

                          (d) Security interests in favor of lessors of equipment leased by Seller, where the related leases are assumed by Buyer.

                 "Person" means any individual, corporation, partnership,

association or any other entity or organization.

                 "Product Value" is defined in Section 7.1.

                 "Purchased Assets" is defined in Section 1.2.

                 "Purchase Schedules" is defined in Section 3.3.

                 "Real Property Leases" is defined in Subsection 1.2(f).

                 "Receivables" is defined in Section 1.2(a).

                 "Regulation S-X Financial Statements" is defined in Section

6.2(c).

                 "Related Corporations" is defined in Section 7.6.

                 "Release" means any direct or indirect spilling, pumping,

pouring, emitting, emptying, placing, discharging, injecting, escaping,

leaking, dumping, or disposing on or into any building or facility or the environment whether intentional or unintentional.

                 "Repurchase Amount" is defined in Section 7.11.

                 "Retained Assets" is defined in Section 1.4.

                 "Revised Estimated Purchase Price" is defined in Section 3.6.

                 "Seller" means Westburne Industrial Enterprises Ltd., a Canadian corporation.

                 "Vendor Agreements" is defined in Subsection 1.2(d).

                 "Vendor" is defined in Subsection 1.2(d).

                 9.2  NOTICES.  All notices shall be in writing and shall be delivered by hand, sent by facsimile copy ("fax"), or mailed by overnight mail

(or courier) or certified mail (return receipt requested), addressed as follows:

                          (a)     If to Buyer, to:

                                  Pioneer-Standard Electronics, Inc.
                                  4800 East 131st Street
                                  Cleveland, Ohio 44105
                                  Attn: Chairman of the Board

                                  With a copy to:

                                  William A. Papenbrock, Esq.
                                  Calfee, Halter & Griswold
                                  800 Superior Avenue, Suite 1800
                                  Cleveland, Ohio  44114-2688


                          (b)     If to the Seller, to:

                                  Westburne Industrial Enterprises Ltd.
                                  6333 Decarie Blvd.
                                  Montreal, Quebec
                                  Canada  H3W 3E1
                                  Attention:  Secretary
or to such other address as may be designated in a notice delivered pursuant hereto.  Notices sent by fax, overnight mail or certified mail shall be deemed to have been given upon receipt thereof by the party to whom they are sent,

which receipt shall be confirmed promptly, either verbally or in writing.

Notwithstanding anything to the contrary above, notices delivered by hand shall be deemed to have been given when delivered to the appropriate address set forth above.

                 9.3  BINDING EFFECT.  Except as may be otherwise provided

herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as otherwise provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer on any Person other than the parties hereto any rights or benefits hereunder.

                 9.4  HEADINGS.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                 9.5  EXHIBITS AND SCHEDULES.  The Exhibits and Schedules

referred to in this Agreement shall be deemed to be a part of this Agreement.

                 9.6  COUNTERPARTS.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                 9.7  GOVERNING LAW.  This Agreement shall be governed by and construed under Ontario law, without regard to or for the conflict of laws principles thereof.

                 9.8  WAIVERS.  Compliance with the provisions of this

Agreement may be waived only be a written instrument specifically referring to this Agreement and signed by the party waiving compliance.  No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver.  In
addition, no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

                 9.9  PRONOUNS.  The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

                 9.10  TIME PERIODS.  Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

                 9.11  ENTIRE AGREEMENT.  This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof.  The Letter of Intent and all negotiations among the parties are merged into this Agreement, and there are no representations, warranties,

covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

                 9.12  MODIFICATION.  No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

                 9.13  NO THIRD-PARTY BENEFICIARIES.  Nothing expressed or

implied in the Agreement is intended or shall be construed so as to confer upon any person other than the parties hereto any rights or privileges hereunder.

                 9.14     CANADIAN DOLLARS.  Except for Section 7.16, all

references in this Agreement to dollars or dollar amounts shall be deemed to be references to Canadian dollars and amounts.

                 9.15     TERMINATION OF AGREEMENT.  This Agreement may be

terminated prior to the Closing as follows:

                          (a) at the election of the Seller, with recourse to the Buyer for reimbursement of all of Seller's reasonable out-of-pocket expenses (except any fee of CIBC referred to in Section 4.16), if any one or more of the conditions in Section 6.2(b) has not been fulfilled as of the Closing Date, or shall have become incapable of fulfillment prior to such time, or if the Buyer has breached any covenant or agreement contained in this Agreement;

                          (b) at the election of the Buyer, with recourse to the Seller for reimbursement of all of Buyer's reasonable out-of-pocket expenses, if any one or more of the conditions in Sections 6.2(a), (c) or (f) has not been fulfilled as of the Closing Date, or shall have become incapable of fulfillment prior to such time, or if the Seller has breached any covenant or an agreement contained in this Agreement;

                          (c) at the election of the Seller or the Buyer, if the consummation of the transactions contemplated hereunder are enjoined by a final order of either a United States or Canadian court of competent jurisdiction from which no appeal may be taken;

                          (d) at the election of either the Buyer or the Seller if the Closing has not occurred on or prior to June 30, 1994, unless inconsistent with a prior agreement under Section 6.1;

                          (e) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer; or

                          (f) at the election of either Seller or Buyer, if any one or more of the conditions in Sections 6.2(d), (e) or (g) has not been fulfilled as of the Closing Date.

                 INTENDING TO BE LEGALLY BOUND, the parties have signed this

Agreement as of the date first above written.

                                        WESTBURNE INDUSTRIAL ENTERPRISES LTD.


                                        By: /s/ J.A. Merria
                                           _________________________________

                                        Title: Sr. VP Fin & Admin & CFO
                                              ______________________________


                                        PIONEER-STANDARD ELECTRONICS, INC.


                                         By:  /s/
                                            ________________________________

                                                   Title:  Chairman of the Board


21\15154AAS.343





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                                  SCHEDULES

Schedule 1.2(a)         Receivables
Schedule 1.2(b)         Inventory
Schedule 1.2(c)         Fixed Assets
Schedule 1.2(d)         Vendor Agreements
Schedule 1.2(e)         Operating Leases
Schedule 1.2(f)         Equipment Leases and Real Property Leases
Schedule 1.2(h)         Open Orders
Schedule 2.1(a)         Payables
Schedule 2.1(f)         Accrued Vacation Pay (to be provided at a
                        later date
Schedule 2.1(g)         Accrued Pay (to be provided at a later date)
Schedule 4.1            Organization and Power
Schedule 4.3            Consents
Schedule 4.4            Conflicts
Schedule 4.5            Product Warranty
Schedule 4.7(a)         Full-Time Employees
Schedule 4.7(b)         Employees on Leave
Schedule 4.10(a)        Prepayments and Deposits Received by Seller
Schedule 4.10(b)        Prepayments and Deposits Made by Seller
Schedule 4.11           Title
Schedule 4.15           Financial Statements
Schedule 4.19           Insurance
Schedule 6.2(a)(ii)     Certain Consents
Schedule 7.6            Certain Vendors of Electronic Components and
                        Electronic Computer System Products or Product
                        Lines


070\15154SCH.001